                                                                   EXHIBIT 10.05

                Amendment Number 4 to Stock Purchase Agreement

     This agreement dated as of June 9, 1999 between eUniverse, Inc. f/k/a Entertainment Universe, Inc., a Nevada Corporation ("eUniverse") and Charles Beilman, an individual (the "Seller").

                                   RECITALS:

     1. A predecessor in interest of eUniverse, Palisades Capital, Inc., a California corporation ("Palisades"), and the Seller entered to a certain Stock Purchase Agreement dated October 1, 1998 ("Original Purchase Agreement"), whereby Palisades would purchase all of the outstanding shares of capital stock of CD Universe, Inc., a Connecticut corporation ("CD Universe"), from the Seller. The Original Purchase Agreement was amended by an Amendment to Stock Purchase Agreement dated as of December, 1998 and an Amendment No. 2 to Stock Purchase Agreement dated February 11, 1999 (the Original Purchase Agreement and the amendments are collectively referred to as the "Purchase Agreement").

     2. The transactions contemplated by the Purchase Agreement were closed on April 14, 1999 (the "Closing").

     3. Following the closing, an audit was performed for the fiscal year ended March 31, 1999 and the parties have agreed to certain adjustments to the Purchase Agreement and financial statements of CD Universe as a result of such audit.

                                   AGREEMENT:

     1. Audit Items. The audit of CD Universe identified the following items (the "Audit Items"):

     (a) $110,395 of expenses paid by Trak Systems, Inc., an affiliate of CD Universe ("Trak"), on behalf of CD Universe were not included in the CD Universe financial information provided to eUniverse prior to the Closing. As a result, the original projected earnings for the period ending March 31, 1999 was not correct, and the financial statements resulted in the recognition of an additional $110,000 loss for that period;

     (b) The compensation of the Seller as an officer of CD Universe for the fiscal year 1999 exceeded the projected compensation by $100,000; and

     (c) The accounts payable of CD Universe at the Closing exceeded the projected accounts payable by approximately $400,000 which required a $400,000 advance by eUniverse immediately following the Closing in order to reduce the excess accounts payable balance.

     2.  Purchase Price and Other Adjustments.

     (a) In order to resolve the Audit Adjustments, the Seller and eUniverse hereby agree as follows:

          (i) the CD Universe accounts payable of $110,395 due to Trak, is hereby eliminated and CD Universe is released from any liability to Trak up to and including the date of this Agreement;

          (ii) the net amount due by CD Universe to the Seller prior to the adjustments indicated in (iii) - (v) below equals $85,000 ($150,000 due by CD Universe to the Seller pursuant to a promissory note dated February 15, 1999 less repayments of $65,000);

          (iii) the Seller owes to CD Universe the amount of $57,568, representing advances received by Seller up to March 31, 1999;

          (iv) the compensation of the Seller for fiscal year ended March 31, 1999 shall be reduced by $100,000 resulting in an additional $100,000 due by Seller to CD Universe;

          (v)    the total cash portion of the purchase price as provided in
                 Section 1.02(a) of the Purchase Agreement shall be reduced by $85,000. Seller and eUniverse acknowledge that this is in full settlement of any adjustments previously agreed between the Seller and eUniverse; and

          (vi) the total number of eUniverse shares received by the Seller under the Purchase Agreement shall be reduced by 75,000 shares to 2,425,000 shares of common stock of eUniverse.

     (b) The items identified in Sections 2(a)(ii)through (iv) above in the total amount of $157,568 (i.e., $57,568 in Subsection (iii) plus $100,000 in Subsection (iv) plus $85,000 in Subsection (v) less $85,000 in Subsection (ii)) shall be paid in cash upon execution of this Agreement. The adjustment to the share portion of the Purchase Price as indicated in Section 2(a)(iv) above, shall be accomplished as of date of this agreement and the total shares of eUniverse in the name of the Seller shall be reissued to the Seller.

     3. Full Settlement of Audit Items. eUniverse hereby agrees to release and forever discharge, the Seller and his heirs, executors and administrators, from any and all manner of action and actions, cause and causes of action, claims and demands whatsoever, in law or in equity, including any claims under the Purchase Agreement, which eUniverse has ever had, now has or which eUniverse hereafter can, shall or may have against the Seller for, upon or by reason of any matter, cause or thing whatsoever relating to the Audit Items.
Specifically, but not in any way limiting the generality of the foregoing, the Purchase Price and other adjustments provided in Section 2 above shall be in complete settlement of any potential claims of eUniverse relating to the valuation of

CD Universe in determining the purchase price under the Purchase Agreement; provided that nothing herein shall be construed to release the Seller from any third party claims for which the Seller continues to be responsible under the Purchase Agreement.

     4. Governing Law. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of Connecticut without regard to conflicts of laws principles thereof.

     5. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of and be enforceable by, each of the parties and their respective successors and assigns, or his heirs, executors and administrators, as the case may be.

     6. Headings. The headings contained in this Agreement are for convenience only and are not a part of this Agreement and shall not be used in construing or interpreting the provisions hereof.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.



                                        eUniverse, Inc.


                                        By_______________________
                                           Its: Chief Financial Officer


                                        "Seller"
                                        Charles Beilman


                                        __________________________